Exhibit 3.1

ARTICLES OF AMENDMENT

OF

ARTICLES SUPPLEMENTARY

OF

SERIES B CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

PATHFINDER BANCORP, INC.

Pursuant to Section 2-208 of Maryland General Corporation Law and Article 5 of its Articles of Incorporation, Pathfinder Bancorp, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), does hereby certify as follows:

1.

The Corporation’s Articles Supplementary related to the Series B Convertible Perpetual Preferred Stock was filed with the Maryland State Department of Assessments and Taxation on May 8, 2019 (the “Articles Supplementary”).

2.

These Articles of Amendment to the Articles Supplementary amends the Articles Supplementary as set forth below, was duly adopted by the Board of Directors in accordance with the provisions of Section 2-208 of Maryland General Corporation Law and Article 5 of its Articles of Incorporation.

3.	The Articles Supplementary are hereby amended by deleting Article 2 and replacing such section with the following:

2. Designation; Number of Shares. The series of shares of Preferred Stock hereby authorized shall be designated the “Series B Convertible Perpetual Preferred Stock” (“Series B Preferred Stock”). The number of authorized shares of the Series B Preferred Stock shall be 1,506,000 shares. The Series B Preferred Stock shall have a par value of $0.01 per share. Each share of Series B Preferred Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein. Each share of Series B Preferred Stock is identical in all respects to every other share of Series B Preferred Stock.

4.	These Articles of Amendment, and the amendment effected hereby, shall become effective upon filing.

[Signature Page Follows]

IN WITNESS WHEREOF, PATHFINDER BANCORP, INC. has caused these Articles of Amendment to the Articles Supplementary to the Articles of Incorporation to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary, under penalties of perjury, each of whom has been duly authorized by the Board of Directors of the Corporation to execute and attest to these Articles Supplementary this 12th day of November, 2020.

WITNESS	PATHFINDER BANCORP, INC.
By: /s/ William O’Brien William O’Brien Corporate Secretary	By: /s/ Thomas W. Schneider Thomas W. Schneider President and Chief Executive Officer